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Paper F
Progress Through Partnership:
Implementing Multi-Year Base Funding in Ontario

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Introduction

The people of Ontario deserve the highest quality public services from their hospitals, schools, colleges and universities.

•   People deserve hospitals that respond to the needs of everyone.
•   People deserve schools that ensure the province's students will have the resources they need to reach their full potential.
•   People deserve colleges and universities that ensure that there will be a space for every willing and qualified student in Ontario.

Quite simply, improving public services means improving the quality of life.  Taxpayers need to know that government is doing all it can to safeguard the future of public services.  Government must demonstrate to taxpayers that their hard-earned dollars are being used effectively and show taxpayers the results of their investment.  It is not enough for government to spend--it must demonstrate that it is investing in strategic priorities that will improve life in Ontario.

To do so, the public debate must go beyond a one-dimensional discussion of amounts spent to an understanding of success in terms of results.  In the future, the focus will shift more to measuring improvements that taxpayer investments have bought.  This government is determined to continue to improve the way it assesses, funds and reports on the services that the people of Ontario value.
The government continues to look to itself first in improving its efficiency and effectiveness. The government is delivering on this objective by making program evaluation a permanent part of
Ontario Government business. This initiative will review all areas of government spending each year, including priorities such as health and education, to ensure taxpayers' investments in those priorities are producing the desired results.

The Ontario Government promised to develop a model of multi-year base funding (MYBF) for hospitals, school boards, colleges and universities. This will provide transfer partners with increased funding stability and a better planning horizon.  Transfer partners will be able to use increased certainty to provide more effective and efficient services.  These improvements will be possible only through partnership based on accountability.  Collaboration is essential as the government continues to build public services that the people of Ontario trust, value and can afford.  The result, over the long term, will be better health care and better education.

MYBF can be described as a process. This paper outlines the policy framework that will shape that process in Ontario. It will describe the government's broad vision for a multi-year strategy

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and outline the supporting mechanisms that will help to achieve that vision.  The process outlined in the MYBF policy framework is the key to ensuring stability and enhancing accountability.

For MYBF, this coming year will be one of transition.  The 2003 Budget presents multi-year base targets for each sector in Budget Paper B: Ontario's Fiscal Plan.  However, the key to success will be getting the policy framework right as the basis for future discussion.  It is important to remember that this is a step-by-step process that will be tailored to the individual needs of each sector.

                             "... my government will continue to follow the very
                                                   simple, four-step formula ...

                           We ask for your input. You answer. We listen. We take
                                                                         action.

                               We believe that's how government should operate."
                                                             Premier Ernie Eves,
                                            Rural Ontario Municipal Association/
                                                 Ontario Good Roads Association,
                                                               February 24, 2003

Recently, Premier Eves reiterated the
need for collaborative, trust-based
partnerships between government and
broader public-sector (BPS)
organizations. Consistent with this
vision, the government recently held
consultations with hospitals, school
boards, colleges and universities on the
underlying principles and key elements of
an MYBF policy framework. The
comments received from these
stakeholders are the necessary first step in the design of a sustainable MYBF approach.

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                               "OCSTA welcomes the government's decision to move
                        to multi-year funding for school boards. Reliable multi-
                                     year grant forecasts, coupled with adequate
                            resources, will enable boards to engage in effective
                           long term planning and will afford increased spending
                                                                   flexibility."
                                  Ontario Catholic School Trustees' Association,
                                                      2003 Pre-Budget Submission

                               "The 'Stop & Go' funding mind set needs to be
                              replaced with a commitment to a funding model that
                                     supports stability and long-term planning."
                                           Ontario College of Family Physicians,
                                                      2002 Pre-Budget Submission

                                      "The OHA and its Working Group welcome the
                               government's commitment to multi-year funding and
                           support the government's view that multi-year funding
                                commitments would allow hospitals to better plan
                                      programs and address staffing needs over a
                                                       reasonable time horizon."
                               Stability and Sustainability: A Multi-Year Funding
                                                    Policy for Ontario Hospitals,
                                       Ontario Hospital Association, October 2002

Background

The need for increased stability in
funding has been a recurring theme in
consultations with transfer partners in the
health and education sectors.
Organizations have underscored the
importance of funding predictability,
stressing that it would translate into
better planning, management and
improved services. Ontario's hospitals,
school boards and post-secondary
institutions should be able to focus on
delivering high-quality public services
and on the achievement of outcomes.

A clear example of how MYBF allows
for better planning is the action that the
government took in 2001 to ensure that
every willing and qualified Ontario
student will have a place in a post-
secondary education institution.
Recognizing that population growth,
increased participation rates and
secondary-school reform would
significantly increase enrolment in post-
secondary institutions, the government committed to increase operating grant funding in proportion to the projected enrolment growth. Assured of the levels of future funding, post-
secondary institutions are now able to better plan for the single-largest increase in enrolment since the 1960s.

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Understanding the complexities of MYBF can be supported by the examination of other jurisdictions' experiences with multi-year planning and funding strategies. Several jurisdictions have developed multi-year approaches as part of efforts to improve fiscal discipline, as well as promote stability and sustainability of public services. The United Kingdom, the Australian state of New South Wales and British Columbia are among the many jurisdictions pioneering multi-
year approaches at various levels of the public service.

•   The United  Kingdom has  adopted a Golden Rule of fiscal  responsibility, which  states  that  government  will borrow only to invest and not to fund current  spending.  To focus on results,  in its biennial spending reviews, the United Kingdom publishes  three-year  departmental  expenditure  limits coupled with multi-year service delivery plans.

•   In New South Wales,  recent reform has resulted in the  implementation of
     multi-year  arrangements  for  Area  Health  Services,   including  service
     agreements and minimum quality standards.

•   In late 2002,  British  Columbia  announced a  three-year  block  funding approach for their five regional  health  authorities.  Consistent with the principles of fiscal responsibility and risk sharing,  balanced budgets are
     required  through   three-year   transfer  payment   agreements  with  each
     authority.

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                            "... in the next year, we will begin to provide more
                       stability and certainty for our public-sector partners by
                               moving towards a multi-year approach to budgeting
                                                                   and funding."
                                               Janet Ecker, Minister of Finance,
                                                    Provincial Budget, June 2002

The Commitment

The people of Ontario depend on the
government and its partners to deliver
key services. Teachers, nurses, doctors,
professors and other dedicated
professionals across the province work
hard to establish trust in public services.
Stable and sustainable funding is the
foundation upon which that trust is built. In last year's Budget speech, Minister of Finance Janet
Ecker pledged to improve that foundation by developing MYBF for hospitals, school boards, colleges and universities. With this approach, also outlined in the Speech from the Throne, the government is giving these public-sector organizations more stability and certainty about funding for their operations over a three-year time horizon. Capital projects will continue to be planned and managed through the SuperBuild Corporation. Planning operating funding with greater certainty will allow organizations to focus on achieving results.

Ontario Transfers to Major Transfer Partners as a
Percentage of Total Program Spending, 2003-04

Hospitals          School Board              Colleges and          Other
                   Operating Grants          Universities
  17.5%                 15.7%                    4.8%              62.0%

Source: Ontario Ministry of Finance

From the government's perspective, it is
important that increased funding stability
be achieved within the boundaries of
existing government initiatives and
direction. The MYBF framework must fit
into the Government of Ontario's
commitment to fiscal responsibility and
balanced budgets.

Hospitals, school boards, colleges and
universities and municipalities provide the
people of Ontario with highly valued
public services. In addition, these
organizations make up a large part of total Provincial expenditures. Thus, the development of an
MYBF policy framework will focus on these key partners. Although the current discussion around MYBF is focused on these four sectors, the government is committed to providing the same funding stability for other sectors. Municipalities represent important funding and delivery partners for the Province in a range of programs and services that are valued by taxpayers. The government has invited municipalities to begin a dialogue on a new, multi-year approach to municipal funding.

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Principles

The 2002 Budget presented five principles as a starting point for discussion of MYBF: fiscal responsibility; risk management; openness and transparency; a focus on results; and enhanced accountability.  The government has recently consulted with its transfer partners in the BPS and the consensus is that a MYBF policy framework is the way forward.

In addition to the principles announced in the 2002 Budget, other principles emerged:

•   Flexibility--At both the provincial and organizational levels, strategic priorities, business realities and economic circumstances change.  Flexibility is necessary to respond effectively to changing circumstances and to avoid unintended consequences.
•   Adequacy--Public-sector organizations are depended on to provide quality services that are readily accessible to the people of Ontario.
•   Quality information--Public institutions need high quality information to be able to make the right decisions at the right time and ensure that change and system integration are managed well.  The success of MYBF depends on the development of consistent and appropriate performance measures.

The government has heard, and agrees, that a spirit of trust and collaboration between government and the BPS is necessary if MYBF is to translate into better planning and better services.

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A Multi-Year Base Funding Policy Framework

With the advantage of consultations with transfer partners and the experiences of other jurisdictions, the government envisions an MYBF approach that:

•   "sizes" the system using timely and reliable information on the volume, price and quality of service;
•   includes agreements with BPS organizations that outline performance objectives, performance measures and risk mitigation strategies;
•   allows for regular reviews of funding methodologies, risks and outcome-based performance information; and
•   sets out minimum public reporting requirements.

This paper outlines the policy framework that will, over time, achieve that vision. The new long-
term funding direction will be shaped by elements in four key areas: responsible fiscal foundations, a focus on services, risk sharing and enhancing accountability.

                              "...taxpayers' pockets are not bottomless. Parents
                            and everyone in the education sector must appreciate
                            the connection between spending on public priorities
                            and the fiscal resources available to the Province."
                                 The Report of the Education Equality Task Force
                                            (the Rozanski Report), December 2002

I. RESPONSIBLE FISCAL FOUNDATIONS

Fiscal responsibility is the cornerstone of
the government's policies. The
commitment to prudent fiscal
management and balanced budgets has
been essential to protecting public
services by returning the economy to a
strong growth track. Those principles will
continue to shape Ontario's fiscal planning.

From the government's perspective, the MYBF framework will be built upon a foundation that must include:

• Balanced provincial budgets. The government is legally required to balance its budget and live within its means.
• Prudent planning. The government will use prudent assumptions about economic growth and revenue projections in its fiscal plans.

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• No automatic adjustments. The government will not build automatic adjustments for inflation into the framework. Doing so would limit the government's flexibility and could expose taxpayers to unacceptable risk. Any adjustments to funding arrangements will be the result of explicit policy decisions.

An effective MYBF strategy rests on the ability to accurately forecast future government revenues. Ontario is not immune to economic and fiscal uncertainties. Even with prudent assumptions about growth, revenue forecast variance is inevitable and increases in the out-years.
Because transfer payments represent a significant portion of the Provincial budget, increased attention must be directed to potential future revenue fluctuations.

While it is important to start with a prudent plan, ensuring sufficient flexibility in the event of economic uncertainty is also a key goal for government in developing an MYBF framework.
Because government funding also supports such important public services as environmental protection, road safety and policing, any approach to MYBF must be done within an overall budget context that recognizes the need to protect these services over the long term.

II. A FOCUS ON SERVICES
While ensuring that its focus remains on the quality of services provided, not merely on the dollars spent, the government has two important roles in working towards this objective:

• It acts as an agent for taxpayers, who
are ultimately purchasing public
services with their tax dollars.
• It works on behalf of the users of
public services to ensure that services
are available, accessible and of high
quality.

These roles lead inevitably to the
conclusion that funding must support a
system that is the right size and that
provides services at a "price" that is fair
to the taxpayer.

                                        "Moving to a Service Based Funding (SBF)
                                arrangement for remunerating hospitals (from the
                             current system based on global budgets that are not
                            tied to the specific levels of services delivered to
                           patients) will enable Canadians to see--for the first
                              time--the direct relationship between the level of
                                  funding and the number and types of procedures
                          performed. This will help shift the public debate away
                       from dealing exclusively with dollars in the abstract, to
                         concretely evaluating the quantity of services that can
                           be provided to patients by a given level of funding."
                                                      Highlights: Principles and
                                                      Recommendations for Reform
                                           Part I, The Senate Standing Committee
                                       on Social Affairs, Science and Technology
                                             on the Health Care System in Canada
                                                  (the Kirby Report), April 2002

For MYBF to be successful, the
framework must incorporate a

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mechanism for "sizing" the system using timely and reliable information on the volume, cost and quality of service.

To meet size and "price" needs, the base in MYBF must be driven by two factors: the number of people served (volume) and an affordable "price" for each service provided (rate). The result is a system that makes the factors that determine the budgets of public organizations clear to taxpayers. A volume-and-rate system also makes for easier comparison of results across sectors.
Recent reports on the funding of public services--the Kirby Report on health care and the Ontario
Hospital Association working group on MYBF--validate this approach. The recommendations made by the Education Equality Task Force are also based on a volume-and-rate system.

As the government moves forward on MYBF, the following questions remain important in determining appropriate volumes and rates for each sector:

• What core services does each sector provide? The goal is to define a set of core services that accurately reflects the basic ongoing activities of each sector while at the same time increase the understanding of how these services evolve over time.
• How to best predict the volume of services used? The volume part of the equation is seldom a simple projection of current levels. Certainly, demographics are a key determinant of service volume. However, an array of other less easily quantified factors have an impact on volume. Predicting service volumes is difficult because the definition of each sector's core services evolves over time.
• What is the appropriate rate per unit of service? The rate must reflect a balance of factors.
That balance is achieved by weighing the need for efficiency against the need for adequate funding for quality services. The factors that influence the rate decision include technological changes, quality standards, program mix, economies of scale and government policy decisions.

                              "Both the Province and school boards would benefit
                         from multi-year planning of education funding. A multi-
                           year model would provide an element of predictability
                              and time to plan ahead for both partners, with the
                                 caveat, of course, that the Province's economic
                          situation could change and that the multi-year process
                                    would have to be fluid and dynamic enough to
                                recognize and adapt the model to such a change."
                                 The Report of the Education Equality Task Force
                                            (the Rozanski Report), December 2002

III. RISK SHARING
In addition to fiscal responsibility and a
focus on services, the government is
committed to efficient risk management.
MYBF adds a new dimension to risk
management efforts because uncertainty
about future events tends to increase as
the time horizon lengthens. The
framework will seek to identify and

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mitigate, through appropriate sharing mechanisms, the increased risks of longer-term budgeting and planning.

The government is committed to providing the people of Ontario with stable and sustainable public services. Achieving that goal requires the government to pay close attention to maintaining the Province's fiscal foundations without losing sight of service requirements. The impact of future uncertainty on both areas calls for a partnership between government and service providers in addressing these risks. As with all aspects of the framework, collaboration between government and BPS organizations will be key to solving this joint concern. To address concerns about the uncertainty of future events, the government envisions a review-and-renew process for MYBF.

• Review and Renew. This process will provide both government and BPS organizations with the flexibility needed to take a longer-term, more strategic view of major public services. To that end, the review-and-renew process should have the following core characteristics:
• Collaborative--Close partnerships between government and BPS organizations are crucial to the success of MYBF. These partnerships should be open, transparent and ultimately trust building.
• Evidence-based--The decisions resulting from the review-and-renew process must be based on solid, verifiable empirical evidence.
• Longer-term perspectives--Broadening the planning horizon will focus dialogue between government and its partners on the issues that matter and away from day-to-day crises.
• A balance between efficiency and adequacy considerations--Renewing funding arrangements for the future must consider both increases to address adequacy and restraint to address efficiency to ultimately determine what is appropriate.
The review-and-renew process should focus on the following three elements:
• The methodology of funding--Ongoing changes to both volume and rate considerations require periodic reviews to ensure that the funding framework is meeting its goals.
Regular reviews of the funding formula components will build trust between the government and BPS organizations.
• Development of performance information--Performance reviews support the principle of accountability and strengthen the key link between greater funding certainty and improved performance. Any discussion of MYBF must go hand in hand with a discussion of how government and its transfer partners will measure success.

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• Risk management and sharing--The third vital topic for each review-and-renew process is the identification and management of risk. This begins with an open discussion of the nature of risks in each sector. Does managing risk for one party increase the risk for the other? Which risks cannot be controlled? Management strategies might include, for example, oversight of sectoral contingency funds; strategies for rapid response to unforeseen fiscal developments and changes in legislation; and design elements in funding formulas to allow for flexibility when needed.

A review-and-renew process will ensure a flexible multi-year framework. This will allow the funding system to evolve and adapt not only to changes in the fiscal plan, but also to any challenges that public-sector organizations may face in the future.

IV. ENHANCING ACCOUNTABILITY
Government is ultimately accountable to the people of Ontario to provide the best and most efficient services possible. MYBF will have failed to achieve its purpose if it does not lead to better service.

MYBF must include mechanisms to demonstrate performance. Therefore, to support the principle of accountability, the policy framework will work towards the following:

• Service-based agreements. Performance agreements with BPS organizations will outline performance objectives, performance measures and risk mitigation strategies. When accompanied by a comprehensive review-and-renew process, service-based agreements will promote an environment of innovation and progress.
• New accountability legislation. As recommended by the Ontario Financial Review
Commission in 2001, common minimum accountability standards are an important step towards enhanced accountability. In the next year, the government will consult on the development of new accountability legislation that lays out a framework for planning and reporting for all organizations involved in MYBF arrangements. This legislation would allow each organization the flexibility to set its own objectives and performance measures within the context of overall sectoral objectives and performance measures. While efforts to establish sector-wide comparisons are important, it is crucial that each organization be able to reflect its unique goals and circumstances.

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A Paradigm Shift

Since 1995, this government has demonstrated its willingness to spend more on priority areas, ensuring accessibility in the areas of health, education and post-secondary education. But spending more does not mean spending effectively. The people of Ontario deserve to know how spending improves services and how services are improving quality of life. The government must shift the paradigm of debate away from measures of "more or less funding" to "better or worse outcomes." While providing more stability for transfer partners, MYBF must also effect that change for the people of Ontario. Accountability requires that it work towards answering:

• How well are the government and transfer partners spending taxpayers' dollars?
• What is the impact of investments in programs?

The tool required to answer these questions is quality information. Both government and its partners recognize that shifting the performance paradigm is impossible without the right information at the right time. The entire public sector will need to do more to develop the necessary information management tools.

Therefore, the government is committed to:

• Strengthening Our Partnerships--As part of MYBF, the government will continue to develop strategic alliances with the BPS and related ministries through collaboration on training and research projects. In addition, the government will also focus on key information-
development projects. The intention is to enhance the development and use of high quality information that is needed to support decision-making in the public sector.
• Developing New Accountability Legislation--Within the next year, the government will develop, in consultation with its transfer partners, legislation that would lay out common planning and reporting standards for BPS organizations involved in MYBF.

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SIGNIFICANT INCREASES ARE TARGETED FOR 2005-06
Within the context of the MYBF process outlined in this paper, the government is taking the first step to increase funding stability for hospitals, school boards, colleges and universities.

Multi-Year Base Funding
($ Billions)
------------------------------------------------------------------------------------------------------------------------
                                                                                    2004-05              2005-06
Sector                            2002-03         2002-03         2003-04          Projected          Projected Base
                                   Plan           Interim           Plan          Base Target1           Target1

Colleges and                                                                                               3.1
Universities2                       2.5              2.6            2.8               3.0            21% over 2002-03
                                                                                                           Plan

School Boards3                                                                                             16.2
(school-year basis)                14.3             14.8            15.3              15.8           14% over 2002-03
                                                                                                           Plan

                                                                                                           10.9
Hospitals4                          9.4             9.8             10.3              10.6           16% over 2002-03
                                                                                                           Plan
----------------------------  ---------------  -------------- ---------------- ------------------ ----------------------
1.   Targets represent funding on which the transfer partners can depend.  They reflect the cost of continuing core services given projections of volume and decisions on funding.
2.   Excludes ATOP, Nursing Baccalaureate and College and University Quality Assurance Funds.
3.   Includes government response to Education Equality Task Force recommendations.
4.   Accommodates projected impact of demographics and enhancements to services.  Excludes Diagnostic and Medical
     Equipment Fund.
Source: Ontario Ministry of Finance.
                              ---------------  -------------- ---------------- ------------------ ----------------------

•   For 2005-06, the targeted base increase for hospitals is $1.5 billion, or 16 per cent, over the
     2002-03 Plan before the Third-Party Review.  Hospitals will also receive additional funding for medical equipment.
•   For 2005-06, the targeted base increase for school boards is $2.0 billion, or 14 per cent, over the 2002-03 Plan, before the government began to respond to the Education Equality Task
     Force report.
•   For 2005-06, the targeted base increase for colleges and universities is over $500 million, or
     21 per cent, over the 2002-03 Plan. In addition to these base amounts, colleges and universities will receive funding for the Access to Opportunities Program (ATOP), the
     Nursing Baccalaureate and the College and University Quality Assurance Funds.

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Of course, as part of the government's ongoing decision-making process, MYBF targets will be reviewed and renewed on a regular basis.

Increased funding comes with the responsibility of demonstrating better services through performance reporting.  The public demands the best and most efficient services possible for taxpayer dollars.  As MYBF evolves, the government and its transfer partners will develop performance measures to ensure that effective and efficient services are delivered to the public.

                           The government is committing to increased funding for
                           municipalities over the next three years. By 2005-06,
                        funding for municipalities will have increased by 18 per
                                    cent, or $106 million over the 2002-03 Plan.
                                             •   2002-03 plan: $582 million
                                  •   2002-03 interim funding: $624 million
                                             •   2003-04 plan: $649 million
                                                  •   2004-05: $668 million
                                                  •   2005-06: $688 million

In addition to the MYBF targets above,
an important next step is the
government's invitation to municipalities
for a dialogue on a new multi-year
approach to municipal funding. The
Government of Ontario is providing a
sound basis for these discussions by
committing to increased funding for
municipalities over the next three years.
The government is committed to working
with municipalities to enrich
accountability for public investment and public services.

MYBF represents the opportunity to build on the existing partnerships between government and organizations in the BPS.  Over the next year, the government will continue with the consultative process and benefit from stakeholder feedback in order to move forward.  The government and its partners in the BPS will work together to safeguard the future of the public services so important to the people of Ontario.